AGREEMENT TO ENGAGE MLF GROUP LLC AS A FINANCIAL CONSULTANT

MLF Group LLC ("MLF" or the "Consultant") hereby submits to Harbrew Imports LTD., ("HI" or the "Company') this Financial Consulting Agreement (the "Agreement") outlining the terms pursuant to which MLF would be willing to act as Financial Consultants.

I. ENGAGEMENT

HI hereby engages and retains MLF as Financial Consultant to perform the Services (as that term is hereinafter defined) and MLF hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such services.

II. INDEPENDENT CONTRACTOR

MLF shall be, and in all respects be deemed an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

A. MLF shall be solely responsible for making all payments to and on behalf of its employees, subcontractors, including those required by law, and HI shall in no event be liable for any debts or other liabilities of MLF.

B. MLF shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of HI, and MLF shall have no power to enter into any agreement on behalf of, or otherwise bind HI. Without limiting the foregoing, MLF shall not enter into any contract or commitment on behalf of HI.

C. Subject to Section II D hereof, MLF shall not have or be deemed to have, fiduciary obligations or duties to HI and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as MLF in its sole, absolute and unfettered discretion, may elect.

D. Notwithstanding the above, no activity, employment, venture, business or other pursuit of MLF during the term of this agreement shall conflict with MLF's obligations under this Agreement or be adverse to HI's interests during the term of this Agreement.

III. SERVICES

MLF agrees to serve as Financial Consultants to HI and to provide and/or perform the following, hereafter collectively referred to as the "Services":

A. Complete an analysis of HI's business and industry, and help facilitate for distribution to potential investors, underwriters, business partners, or others, as PEG shall deem appropriate.

B. Work with HI, its counsel or other representatives to revise and/or draft any other documents that may be necessary in HI's efforts to secure additional equity participants or to seek M&A candidates to increase its business.

C. Assist HI in efforts to seek additional business relationships that will be of benefit to HI. Advise HI and/or any of its affiliates in its negotiations in pursuing a form of business combination, such as joint venture, licensing agreement, products sales, and/or marketing distribution.

D. MLF shall devote such time and effort, as it deems commercially reasonable and adequate under the circumstances to the affairs of HI to render the consulting services contemplated by this agreement. MLF is not responsible for the performance of any services, which may be rendered hereunder without HI providing the necessary information in writing prior thereto, nor shall MLF include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. MLF cannot guarantee results on behalf of HI, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in HI's

needs, MLF shall notify HI and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by HI in its sole discretion. It is understood that a portion of the compensation paid hereunder is being paid by HI to have MLF remain available to advise it on transactions on an as-needed basis.

E. In conjunction with the Services, MLF agrees to:

1. Make itself available to the officers of HI at a mutually agreed upon place during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising HI in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation ("Documentation") as shall be necessary, in the opinion of MLF, to properly present HI to other entities and individuals that could be of benefit to HI.
2. Make itself available for telephone conferences with the principal financial sales and/or operating officer(s) of HI during normal business hours.
3. Advise HI regarding company operations, staffing, strategy, and other issues related to building shareholder value as HI may reasonably request, consistent with the provisions of this Agreement.

IV. EXPENSES

A. It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses which shall include: accounting, long distance communication, and the printing and mailing of materials between the parties hereto.

VI. COMPENSATION

In consideration for the Services, HI agrees that MLF shall be entitled to compensation as follows:

A. One Million (1,000,000.00) Shares of HI's Restricted Common Stock.

B. One Million (1,000,000) Five Year $.25 Warrants With Piggy Back Registration Rights.

VI. REPRESENTATIONS, WARRANTIES AND COVENANTS

SEC & Legal Compliance. MLF hereby represents that it has in place policies and procedures relating to, and addressing, with the commercially reasonable intent to ensure compliance with, applicable securities laws, rules and regulations, including, but not limited to:

1. The use, release or other publication of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act

2. Disclosure requirements outlined in Section 17B of the Exchange Act regarding the required disclosure of the nature and terms of MLF's relationship with PEG in any and all MLF literature or other communication(s) relating to HI, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

MLF further acknowledges that by the very nature of its relationship with HI it will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act) MLF hereby agrees and covenants that:

1. MLF will not make any purchases or sales in the stock of HI based on such information.

2. MLF will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by HI to do so as may be necessary in the performance of its Services under this Agreement.

3. HI will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any MLF literature or other communication(s) relating to HI, including, but not limited to: Press Releases, letters to investors and telephone or other personal communication(s) with potential or current investors.

C. **Execution.** The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either HI or MLF is a party or by which either entity may be bound or affected.

D. **Non-Circumvention.** HI hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual introduced by MLF to HI, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof.

E. **Timely Apprisals.** HI shall use its commercially reasonable efforts to keep MLF up to date and apprised of all business, market and legal developments related to HI and its operations and management.

1. Accordingly, HI shall provide MLF with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.
2. HI shall promptly notify MLF of all new contracts, agreements, joint ventures or filings with any state, federal or local administrative agency, including without limitation, the SEC, NASD or any state agency, and shall provide all related documents, including copies of the exact documents filed, to MLF, including without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to MLF.
3. HI shall also provide directly to MLF current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by HI in the normal course of its business and requested by MLF from time to time.
4. MLF shall keep all documents and information supplied to it hereunder confidential as described in the section below titled, "CONFIDENTIAL DATA".

F. **Corporate Authority.** Both HI and MLF have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

1. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

2. HI will cooperate with MLF, and will promptly provide MLF with all pertinent materials and requested information in order for MLF to perform its Services pursuant to this Agreement.

3. When delivered, the shares of HI's common stock shall be duly and validly issued, fully paid and non-assessable.

4. MLF represents and warrants to HI that a) it has the experience and ability as may be necessary to perform all the required Services with a high standard of quality, b) all Services will be performed in a professional manner, and c) all individuals it provides to perform the Services will be appropriately qualified and subject to appropriate agreements concerning the protection of trade secrets and confidential information of HI which such persons may have access to over the term of this Agreement

5. Until termination of the engagement, HI will notify MLF promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise), or prospects of HI

VII. TERM

The term of this Agreement shall be 365 days from the date of execution.

VIII. CONFIDENTIAL DATA

A. MLF shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of HI, obtained by MLF as a result of its engagement hereunder, unless authorized, in writing by HI. MLF represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of HI, including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of HI.

B. HI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of MLF, obtained as a result of its engagement hereunder, unless authorized, in writing, by MLF.

C. MLF shall not be required in the performance of its duties to divulge to HI, or any officer, director, agent or employee of HI, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such person, firm or entity which may be a competitor or potential competitor of HI which MLF may have or be able to obtain other than as a result of the relationship established by this Agreement.

IX. OTHER MATERIAL TERMS AND CONDITIONS:

A. **Indemnity.** The parties hereto agree to provide indemnification to each other.

B. **Provisions.** Neither termination nor completion of the assignment shall affect the provisions of this Agreement, and the Indemnification Provisions, which are incorporated herein, which shall remain operative and in full force and effect.

C. **Additional Instruments.** Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

D. **Entire Agreement.** Each of the parties hereby covenants that this Agreement, together with the exhibits attached hereto as earlier referenced, is intended to and does contain and embody herein all of the understandings and agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding or expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein

E. **Laws of the State of New York.** This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of New York, irrespective of the country or place of domicile or residence of either party.

F. **Assignments.** The benefits of the Agreement shall inure to the respective successors and assignees of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns, provided that the rights and obligations of either party under this Agreement may not be assigned or delegated without the prior written consent of the other party, and any such purported assignment shall be null and void. Notwithstanding the foregoing, MLF may assign any portion of its Compensation as outlined herein to its employees, affiliates, sub-contractors or subsidiaries in its sole discretion.

G. **Originals.** This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

H. **Addresses of Parties.** Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the new place of business or residence.

I. **Modification and Waiver.** A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

APPROVED AND AGREED:

MLF Group LLC

By Sam DelPresto.
It's CEO

7/31/08
Date of execution

Harbrew Imports LTD.

By: Richard DeCicco
Its: CEO

7/31/08
Date of execution